EXHIBIT 4.3

DESCRIPTION OF SECURITIES

The following summary of WW International, Inc.’s (the “Company”, “we” and “our”) securities is based on and qualified by the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of the Company’s securities described herein, including its common stock, refer to the Articles and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Our authorized capital stock consists of (1) 1.0 billion shares of common stock, no par value, and (2) 250,000,000 shares of preferred stock, no par value. Subject to the rights of our Board of Directors as described below, our authorized preferred stock currently consists of 1,000,000 shares designated as Series A Preferred Stock and 10,000,000 shares designated as Series B Junior Participating Preferred Stock (“Series B Preferred Stock”). No shares of preferred stock are issued or outstanding as of the date of this Annual Report on Form 10-K.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors.

Dividend Rights. Subject to the rights of the holders of preferred stock, all shares of our common stock are entitled to share equally on a per share basis in any dividends our Board of Directors may declare from legally available sources. Such dividends are non-cumulative. The covenants in our existing indebtedness, including our credit facilities and the indenture governing our 4.500% Senior Secured Notes due 2029, impose certain restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of our common stock are entitled to receive, pro rata according to the number of shares of our common stock owned of record by each of them, the assets available for distribution to shareholders after payment of all of our prior obligations, including obligations to our holders of preferred stock.

Other Matters. The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock our Board of Directors may authorize and issue in the future.

Preferred Stock

Our Board of Directors has the authority, without any further vote or action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any series of preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock;
•	delaying or preventing a change in control without further action by the shareholders; or
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impeding or discouraging an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock.

As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our common stock.  Our Board of Directors has designated two series of preferred stock (Series A Preferred Stock and Series B Preferred Stock) of which no shares are issued and outstanding.

Authorized but Unissued Capital Stock

The listing requirements of the Nasdaq Stock Market LLC, which will apply so long as our common stock remains listed on the Nasdaq Stock Market LLC, require shareholder approval of certain issuances equal to or exceeding 20% of then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Provisions of Virginia Law and Our Articles of Incorporation and Bylaws

Some provisions of Virginia law and our articles of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;
•	acquisition of us by means of a proxy contest or otherwise; or
•	removal of our incumbent officers and directors.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Election and Removal of Directors

Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Subject to the rights of the holders of any preferred stock then outstanding, at any time that Artal or certain of its transferees owns a majority of our then outstanding common stock, directors may be removed with or without cause. At all other times, directors may be removed only with cause.  Any such removal shall require the affirmative votes of a majority of the votes entitled to be cast.

Board Meetings

Our bylaws provide that the chairman of the board or any two of our directors may call special meetings of the Board of Directors.

Shareholder Meetings

Our articles of incorporation provide that special meetings of shareholders may be called by the chairman of our Board of Directors or our president or by our Board of Directors. In addition, our articles of incorporation provide that Artal and certain of its transferees have the right to call special meetings of shareholders prior to the date it ceases to own 20% of our then outstanding common stock.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of the Board of Directors or by Artal and certain of its transferees when nominating its director designees. In addition, our bylaws provide that at any time that Artal or certain of its transferees owns a majority of our then outstanding common stock, the foregoing advance notice procedures for shareholder proposals will not apply to it.

Shareholder Action by Written Consent

Virginia law generally requires shareholder action to be taken only at a meeting of shareholders and permits shareholders of a public corporation to act only by written consent with the unanimous written consent of all shareholders.

Amendment of Articles of Incorporation and Bylaw Provisions

Amendment of the provisions described under “—Election and Removal of Directors” and “—Shareholder Meetings” above and the provisions described under this “—Amendment of Articles of Incorporation and Bylaw Provisions” in our articles of incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least 80% of our then outstanding voting stock, except that at any time that Artal or certain of its transferees owns a majority of our then outstanding common stock, such provisions of our articles of incorporation may be amended by the affirmative vote of a majority of our then outstanding voting stock. Amendments to any other provisions of our articles of incorporation generally require the affirmative vote of a majority of our then outstanding voting stock. Our bylaws may be amended by the affirmative vote of our directors or by the affirmative vote of at least 80% of our then outstanding voting stock.

Liability of Officers and Directors

Our articles of incorporation require us to indemnify any director, officer or employee who was or is a party to any claim, action or proceeding by reason of his or her being or having been a director, officer or employee of our company or any other corporation, entity or plan while serving at our request, unless he or she engaged in willful misconduct or a knowing violation of criminal law. Insofar as indemnification of directors, officers or persons controlling us for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

Anti-Takeover Statutes

We have opted out of the Virginia anti-takeover law regulating “control share acquisitions.” Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

We have opted out of the Virginia anti-takeover law regulating “affiliated transactions.” Under this law, certain material transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

Registrar and Transfer Agent

The registrar and transfer agent for the common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the Nasdaq Stock Market LLC under the symbol “WW.”